Exhibit (a)(15)

DEUTSCHE INTERNATIONAL FUND, INC.

CERTIFICATE OF NOTICE

Deutsche International Fund, Inc., a Maryland corporation registered as an open-end investment company under the Investment Company Act of 1940 (which is hereinafter called the “Corporation”), hereby files this Certificate of Notice with the State Department of Assessments and Taxation of Maryland to reflect the following transaction:

Effective as of 9:00 a.m. Eastern Time on August 17, 2015, the Corporation, on behalf of the Deutsche CROCI® International Fund (the “Acquiring Fund”), a separate series of the Corporation, and the Corporation, on behalf of the Deutsche International Value Fund (the “Acquired Fund,” and, together with the Acquiring Fund, each a “Fund” and collectively the “Funds”), a separate series of the Corporation, closed on the transactions contemplated by a certain Agreement and Plan of Reorganization dated as of August 14, 2015 (the “Agreement”) between the Corporation, on behalf of the Acquiring Fund, and the Corporation, on behalf of the Acquired Fund, and Deutsche Investment Management Americas Inc. (“DIMA”), investment adviser for the Funds.

The Agreement constituted a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”). The reorganization consisted of the conversion of the Class A, Class C, Class S and Institutional Class shares of capital stock (par value $0.01 per share) of the Acquired Fund (the “Acquired Fund Shares”) into that number of full and fractional Class A, Class C, Class S and Institutional Class shares of capital stock (par value $0.01 per share) of the Acquiring Fund (the “Acquiring Fund Shares”) determined by dividing the value of the Acquired Fund’s assets net of any liabilities of the Acquired Fund with respect to the Class A, Class C, Class S and Institutional Class shares of the Acquired Fund, by the net asset value of one Acquiring Fund Share of the corresponding class, computed in the manner and as of the time and date set forth in the Agreement; the transfer of all of the assets of the Acquired Fund to the Acquiring Fund; and the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund, all in complete liquidation and termination of the Acquired Fund, all upon the terms and conditions hereinafter set forth in this Agreement. Such conversion and liquidation was accomplished with respect to the holders of Acquired Fund Shares (the “Acquired Fund Shareholders”) by crediting to open accounts on the share records of the Acquiring Fund the names of the Acquired Fund Shareholders and the number of Acquiring Fund Shares to which they are entitled pursuant to the terms of the Agreement. A copy of the Agreement is available upon written request to the Secretary of the Corporation at the following address: Deutsche Asset & Wealth Management, One Beacon Street, 11th Floor, Boston, MA 02108.

[signatures begin on next page]

IN WITNESS WHEREOF, Deutsche International Fund, Inc. has caused this Certificate of Notice to be signed and acknowledged in its name and on its behalf by its Vice President and attested to by its Assistant Secretary on this 11th day of November, 2015; and its Vice President acknowledges that this Certificate of Notice is the act of Deutsche International Fund, Inc., and he further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information and belief, and that this statement is made under the penalties for perjury.

ATTEST:                                                          DEUTSCHE INTERNATIONAL FUND,

 INC.

/s/Hepsen Uzcan                                                /s/John Millette

Name: Hepsen Uzcan                                        Name: John Millette

Position: Assistant Secretary                              Position: Vice President

2